Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND FIRST HALF

OF FISCAL 2011

Wilmington, MA (March 30, 2011) -- UniFirst Corporation (NYSE: UNF) today announced results for its second quarter and first half of fiscal 2011, which ended on February 26, 2011.

Revenues for the second quarter were $278.6 million, up 9.9% compared to $253.6 million for the same period in the prior year.  Net income was $16.3 million ($0.82 per diluted common share), compared to the second quarter of fiscal 2010 when net income was $16.2 million ($0.83 per diluted common share).

For the first six months of fiscal 2011, revenues were $551.7 million, up 8.2% compared to $509.7 million for the same period in the prior year.  Net income was $40.0 million ($2.02 per diluted common share), compared to the first half of fiscal 2010 when net income was $39.8 million ($2.05 per diluted common share).

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are pleased with the Company’s overall results for the second quarter, and are particularly encouraged by the strong revenue performance of all our segments. The revenue gain for the core laundry operations was largely the result of improved sales representative productivity, stabilizing wearer levels and solid customer retention rates.”

The Company’s core laundry revenues were $246.9 million in the second quarter, up 8.6% from those reported in the same period a year ago.  After excluding the positive effect of acquisitions as well as a stronger Canadian dollar, the Company’s core laundry revenues increased 6.7% organically. Income from operations for this segment fell to 9.3% of revenues in the second quarter from 11.8% in the second quarter of fiscal 2010. As anticipated, the margin decline primarily relates to increased merchandise amortization as a percentage of revenues. In addition, higher share-based compensation expense, state unemployment taxes and energy also contributed to the margin decline. These items were partially offset by a $0.5 million accounting benefit related to the effect of discount rate fluctuations on the value of our environmental liabilities.

The Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, posted revenues of $23.5 million, up 21.0% compared to the second quarter of 2010. Income from operations for this segment increased to $3.7 million in the second quarter of fiscal 2011 from $2.1 million in the second quarter of fiscal 2010.  The strong performance of this segment was primarily the result of increased revenue and profits associated with ancillary services and Canadian reactor projects in addition to improved results from its clean room operations. First Aid segment revenues increased 19.8% to $8.2 million in the second quarter of 2011, compared to $6.9 million in the same quarter a year ago.  As a result, income from operations for this segment increased to $0.9 million in the quarter from $0.2 million in the second quarter of fiscal 2010.

The results for the quarter were affected by foreign exchange gains of $0.2 million compared to losses of $0.8 million for the same quarter a year ago. As anticipated, the second quarter effective income tax rate of 38.2% was lower than the 39.1% rate for second quarter of fiscal 2010.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents on hand at the end of the fiscal 2011 second quarter were $107.5 million. In addition, the quarter ended with total debt as a percentage of capital of 19.2%, down from 20.4% at the end of fiscal 2010.

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.UniFirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 10,000 Team Partners who serve more than 225,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 28, 2010 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Twenty-six weeks ended
	February 26,	February 27,	February 26,	February 27,
(In thousands, except per share data)	2011 (2)	2010 (2)	2011 (2)	2010 (2)

Revenues	$278,595	$253,562	$551,685	$509,741

Operating expenses:
Cost of revenues (1)	176,233	157,025	339,468	306,249
Selling and administrative expenses (1)	58,614	52,423	113,797	103,895
Depreciation and amortization	16,075	15,033	31,577	30,089
Total operating expenses	250,922	224,481	484,842	440,233

Income from operations	27,673	29,081	66,843	69,508

Other expense (income):
Interest expense	2,202	2,185	4,405	4,369
Interest income	(654)	(545)	(1,236)	(1,069)
Exchange rate (gain) loss	(219)	783	(391)	582
	1,329	2,423	2,778	3,882

Income before income taxes	26,344	26,658	64,065	65,626
Provision for income taxes	10,067	10,432	24,024	25,824

Net income	$16,277	$16,226	$40,041	$39,802

Income per share – Basic
Common Stock	$0.86	$0.88	$2.12	$2.16
Class B Common Stock	$0.69	$0.71	$1.70	$1.73

Income per share – Diluted
Common Stock	$0.82	$0.83	$2.02	$2.05

Income allocated to – Basic
Common Stock	$12,750	$12,750	$31,356	$31,267
Class B Common Stock	$3,218	$3,476	$7,921	$8,535

Income allocated to – Diluted
Common Stock	$15,983	$16,226	$39,314	$39,802

Weighted average number of shares outstanding – Basic
Common Stock	14,778	14,467	14,766	14,454
Class B Common Stock	4,661	4,931	4,662	4,932

Weighted average number of shares outstanding – Diluted
Common Stock	19,528	19,477	19,503	19,455

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	February 26, 2011 (1)	August 28, 2010
Assets
Current assets:
Cash and cash equivalents	$107,487	$121,258
Receivables, net	124,237	105,247
Inventories	58,475	47,630
Rental merchandise in service	98,510	86,633
Prepaid and deferred income taxes	24,343	14,252
Prepaid expenses	4,316	3,004

Total current assets	417,368	378,024

Property, plant and equipment:
Land, buildings and leasehold improvements	343,417	334,037
Machinery and equipment	386,243	370,088
Motor vehicles	127,371	121,135

	857,031	825,260
Less - accumulated depreciation	467,808	444,061
	389,223	381,199

Goodwill	280,599	271,857
Customer contracts and other intangible assets, net	59,570	59,037
Other assets	2,197	2,178

	$1,148,957	$1,092,295

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$80,371	$81,160
Accounts payable	44,081	45,931
Accrued liabilities	86,169	83,804

Total current liabilities	210,621	210,895

Long-term liabilities:
Long-term debt, net of current maturities	100,197	100,304
Accrued liabilities	31,123	30,290
Accrued and deferred income taxes	48,123	42,756

Total long-term liabilities	179,443	173,350

Shareholders' equity:
Common Stock	1,496	1,491
Class B Common Stock	490	491
Capital surplus	29,827	25,329
Retained earnings	717,502	678,876
Accumulated other comprehensive income	9,578	1,863

Total shareholders' equity	758,893	708,050

	$1,148,957	$1,092,295

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	February 26,	February 27,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$246,868	$227,282	$19,586	8.6%
Specialty Garments	23,516	19,428	4,088	21.0
First Aid	8,211	6,852	1,359	19.8
Consolidated total	$278,595	$253,562	$25,033	9.9%

	Twenty-six weeks ended
	February 26,	February 27,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$485,559	$453,068	$32,491	7.2%
Specialty Garments	49,327	42,305	7,022	16.6
First Aid	16,799	14,368	2,431	16.9
Consolidated total	$551,685	$509,741	$41,944	8.2%

Income from Operations

	Thirteen weeks ended
	February 26,	February 27,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$23,078	$26,790	$(3,712)	-13.9%
Specialty Garments	3,728	2,122	1,606	75.7
First Aid	867	169	698	411.8
Consolidated total	$27,673	$29,081	$(1,408)	-4.8%

	Twenty-six weeks ended
	February 26,	February 27,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$57,492	$62,182	$(4,690)	-7.5%
Specialty Garments	7,757	6,735	1,022	15.2
First Aid	1,594	591	1,003	169.5
Consolidated total	$66,843	$69,508	$(2,665)	-3.8%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Twenty-six weeks ended (In thousands)	February 26, 2011 (1)	February 27, 2010 (1)
Cash flows from operating activities:
Net income	$40,041	$39,802
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	26,574	25,619
Amortization of intangible assets	5,003	4,470
Amortization of deferred financing costs	133	133
Share-based compensation	3,492	848
Accretion on environmental contingencies	341	397
Accretion on asset retirement obligations	295	284
Deferred income taxes	5,620	(340)
Changes in assets and liabilities, net of acquisitions:
Receivables	(17,538)	(6,890)
Inventories	(10,602)	3,042
Rental merchandise in service	(10,165)	(846)
Prepaid expenses	(1,292)	(448)
Accounts payable	(2,138)	(1,760)
Accrued liabilities	3,798	3,876
Prepaid and accrued income taxes	(10,941)	(3,050)
Net cash provided by operating activities	32,621	65,137

Cash flows from investing activities:
Acquisition of businesses	(16,326)	(13,156)
Capital expenditures	(31,191)	(27,840)
Other	35	(1,106)
Net cash used in investing activities	(47,482)	(42,102)

Cash flows from financing activities:
Proceeds from long-term obligations	—	8,850
Payments on long-term obligations	(1,102)	(9,006)
Proceeds from exercise of Common Stock options	1,009	996
Payment of cash dividends	(1,414)	(1,381)
Net cash used in financing activities	(1,507)	(541)

Effect of exchange rate changes	2,597	1,604

Net (decrease) increase in cash and cash equivalents	(13,771)	24,098
Cash and cash equivalents at beginning of period	121,258	60,151

Cash and cash equivalents at end of period	$107,487	$84,249

(1) Unaudited